EXHIBIT 10.4

Meta Platforms, Inc.
Amended and Restated
Deferred Compensation Plan for Non-Employee Directors

Effective May 29, 2025
SECTION 1. General.
(a) Purpose. The purpose of the Meta Platforms, Inc. Amended and Restated Deferred Compensation Plan for Non-Employee Directors (the “Plan”) is to attract and retain the services of experienced non-employee directors (“Non-Employee Directors”) by providing them with opportunities to defer the receipt of income relating to Director Fees and RSUs (each as defined in Section 1(d) below), thereby furthering the best interests of Meta Platforms, Inc. (together with its successors, the “Company”) and its stockholders.
(b) Equity Incentive Plan. The Plan does not authorize or contemplate any additional Shares beyond the Shares authorized under the Meta Platforms, Inc. 2012 Equity Incentive Plan, as amended (the “2012 Equity Plan”) or the Meta Platforms, Inc. 2025 Equity Incentive Plan, as amended (the “2025 Equity Plan” and, collectively, the “Equity Plans”), and the Plan incorporates by reference herein the terms of the 2012 Equity Plan for purposes of Awards granted thereunder and the 2025 Equity Plan for purposes of Awards granted thereunder. Unless otherwise defined in this Plan document, capitalized terms used in the Plan shall have the meanings assigned to them in the applicable Equity Plan.
(c) Eligibility. Except as otherwise determined by the Board, each Non-Employee Director is eligible to participate in the Plan.
(d) Definitions.
(i) “Account” means an Investment Account or a Share Account, as applicable.
(ii) “Board” means the Board of Directors of the Company.
(iii) “Committee” means the Compensation, Nominating & Governance Committee of the Board.
(iv) “Corporate Transaction” has the meaning set forth in the applicable Equity Plan; provided that any such transaction also is a change in ownership or effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company, within the meaning of Section 409A.
(v) “Deferral” means Deferred Fees or a Deferred RSU.
(vi) “Deferral Date” means (x) with respect to a Non-Employee Director’s Deferred Fees, the date on which the corresponding Fees were scheduled to be to paid to such Non-Employee Director, or (y) with respect to a Non-Employee Director’s Deferred RSU, the date on which the Shares covered by the corresponding RSU were scheduled to be issued to such Non-Employee Director, in either case had such Non-Employee Director not deferred such Fees or RSU.
(vii) “Deferred Fees” means Fees that are deferred by a Non-Employee Director pursuant to Section 3.
(viii) “Deferred RSU” means an RSU that is deferred by a Non-Employee Director pursuant to Section 3.
(ix) “Dividend Equivalent” means an amount equal to the dividend paid on one Share for each Share underlying a Deferred RSU credited to a Share Account.
(x) “Fees” means any all cash fees payable to a Director for service on the Board or on a committee of the Board, including without limitation any meeting fees or excess meeting fees.

(xi) “Person” means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, limited liability company or any other entity of whatever nature, and shall include any successor (by merger or otherwise) of such entity.
(xii) “RSU” means an Award of Restricted Stock Units granted to a Director pursuant to 9.1 of the applicable Equity Plan.
(xiii) “Section 409A” means Section 409A of the Internal Revenue Code of 1986 as amended and regulations relating thereto.
(xiv) “Unforeseeable Emergency” means a financial hardship, as defined in Treas. Reg. 1.409A-3(i)(3)(i).
SECTION 2. Administration.
(a) The Plan shall be administered by the Committee, which shall have the power to interpret the Plan and to adopt such rules and guidelines for implementing the terms of the Plan as it may deem appropriate. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations and other decisions under or with respect to the Plan shall be within the sole discretion of the Committee, may be made at any time, and shall be final, conclusive, and binding on all Persons, including the Company and any Affiliate, director, beneficiary or stockholder.
(b) The Committee may delegate to any Person such duties and powers, both administrative and discretionary, as it deems appropriate, except for such duties that may not be delegated by law or regulation.
SECTION 3. Deferral Elections.
(a) Election Forms.
(i) A Non-Employee Director may elect to defer receipt of Fees or RSUs pursuant to a form approved by the Committee and filed with the Secretary of the Company (an “Election Form”). Each Election Form will remain in effect until superseded or revoked pursuant to Section 3(c) or Section 3(d).
(ii) An Election Form may provide for a Non-Employee Director to elect to receive distribution of such Non-Employee Director’s Deferral at the following times or such other times as are determined by the Committee and consistent with Section 409A (but in no event earlier than the applicable Deferral Date): (x) a specified date or (y) cessation of such Non-Employee Director’s service on the Committee.
(b) Initial Elections.
(i) An Election Form shall apply to any Fees that are paid or any RSU that is granted to a Non-Employee Director for any period of service that commences following the year in which such Election Form is filed.
(ii) Notwithstanding Section 3(b)(i), a Non-Employee Director who first becomes eligible to participate in the Plan (including any other plan that is required to be treated as a single plan with the Plan under Section 409A) may file an Election Form during the first 30 days of such eligibility; provided that such Election Form shall apply only to (i) any Fees that are paid to such Non-Employee Director for any period of service that commences after the date that such Election Form is filed or (ii) any RSU that vests more than twelve months from the date that such Election Form is filed.
(c) Subsequent Elections. A Non-Employee Director who has an Election Form on file with the Company may file with the Secretary of the Company a subsequent Election Form at any time. Such Election Form shall apply to any Fees that are paid or any RSU that is granted to such Non-Employee Director for any period of service that commences following the year in which such subsequent Election Form is filed.
(d) Revoking Elections. A Non-Employee Director may revoke an Election Form at any time by providing written notice to the Secretary of the Company in a form to be provided to the Non-Employee Director. Such revocation shall apply to any Fees that are paid or any RSU that is granted to such Non-Employee Director for any period of service that commences following the year in which the written notice revoking the original election is filed. Notwithstanding the foregoing, if the original Election Form provided for deferral of such Non-Employee Director’s Fees to a date that is not later than December 31 of the year in which such Fees otherwise would have been paid to such Non-Employee Director, such revocation shall apply to any Fees that are paid to such Non-Employee Director following the date on which such Non-Employee Director provides written notice of revocation to the Secretary of the Company.
(e) Redeferrals. Not less than 12 months prior to the date on which a Deferral is scheduled to be distributed to a Non-Employee Director, such Non-Employee Director may elect to redefer such Deferral to a date that is not less than five years after the scheduled distribution date. Such redeferral election shall be made in an Election Form approved by the Committee and filed with the Secretary of the Company.
(f) Vesting. Each Deferral shall be fully vested and non-forfeitable at all times from the applicable Deferral Date.
SECTION 4. Distributions.
(a) Regular Distribution Date. Subject to this Section 4, distributions with respect to a Non-Employee Director’s Deferral shall be made to such Non-Employee Director (i) in a lump sum payment at the time specified in the applicable Election Form or (ii) in a number of equal annual installments (not to exceed 10 (ten)) set forth in the applicable Election Form beginning at the time specified in the applicable Election Form.
(b) Corporate Transaction, Death and Disability. All of a Non-Employee Director’s Deferrals and any earnings, whether in an Investment Account or a Share Account, shall be distributed to such Non-Employee Director on a Corporate Transaction or such Non-Employee Director’s death or Disability within forty-five (45) days of the applicable event.
(c) Unforeseeable Emergency. The Committee, in its sole discretion, may accelerate the distribution of a Non-Employee Director’s Deferral if such Non-Employee Director experiences an Unforeseeable Emergency; provided that such distribution complies with Section 409A. To request such a distribution, a Non-Employee Director must file an application with the Committee and furnish such supporting documentation as the Committee may require. Such application shall specify the basis for the distribution and the amount to be distributed. If such request is approved by the Committee, distribution shall be made in a lump sum payment as soon as administratively practicable, but not more than 30 days, following such approval.
(d) Specified Employees. If the Committee considers a Non-Employee Director to be one of the Company’s “specified employees” under Section 409A at the time of such Non-Employee Director’s cessation of service on the Committee, any distribution that otherwise would be made to such Non-Employee Director with respect to a Deferral as a result of such cessation of service shall not be made until the date that is six months after such cessation of service, except to the extent that earlier distribution would not result in such Non-Employee Director’s incurring interest or additional tax under Section 409A. Notwithstanding any other provision of this Plan to the contrary, if the Non-Employee Director is a Specified Employee at the time of his or her Separation from Service (within the meaning of Section 409A), any payment to be made to a Non-Employee Director upon his or her Separation from Service shall be delayed until the earlier of (i) the first day of the seventh month following his or her Separation from Service or (ii) upon such Non-Employee Director’s death. For the avoidance of doubt, in no event may any Non-Employee Director, directly or indirectly, designate the calendar year of any payment to be made pursuant to the Plan. For purposes of this Plan, “Specified Employee” shall mean any Non-Employee Director who is a “key employee” (as defined in Code Section 416(i) without regard to paragraph (5) thereof), as determined by the Company in accordance with its uniform policy with respect to all arrangements subject to Code Section 409A, based upon the twelve (12) month period ending on each December 31st. All Non-Employee Directors who are determined to be key employees under Code Section 416(i)(l)(A)(i), (ii) or (iii) (without regard to paragraph (5) thereof) on December 31st shall be treated as Specified Employees for purposes of the Plan during the twelve (12) month period that begins on the following April 1st.
SECTION 5. Investment Account or Share Account; Amount of Distribution.

(a) Deferred Fees.
(i) Investment Account. The Company shall establish or cause to be established a book-entry account for each Non-Employee Director to record the Non-Employee Director’s Deferred Fees (the “Investment Account”). Deferred Fees allocated by the Non-Employee Director to the Investment Account shall be credited to the Investment Account at the time Fees would have otherwise been paid to the Non-Employee Director. Deferred Fees deferred into an Investment Account shall be credited or debited with gains and losses (and any applicable fees) as if the Investment Account had been invested in one or more of the investment funds offered under the Plan (the “Investment Funds”), with the allocation of the Deferred Fees to such Investment Funds to be made by the Non-Employee Director pursuant to procedures established by the Committee. A Non-Employee Director may change investment elections pursuant to procedures established by the Committee.
(ii) Investment Account Distribution. At the time of distribution, and subject to Section 5(b)(iii) below, the balance in a Non-Employee Director’s Investment Account shall be paid in cash in the manner elected in accordance with the provisions of Section 4 above, with any such payment to occur as soon as practicable following the applicable payment date, but in no event more than 45 days after such payment date. If annual installments are elected, the amount of the first payment shall be a fraction of the balance in the Non-Employee Director’s Investment Account as of the first distribution date elected by the Non-Employee Director, the numerator of which is one and the denominator of which is the total number of annual installments elected. The amount of each subsequent payment shall be a fraction of the balance in the Non-Employee Director’s Investment Account as of next distribution date elected by the Non-Employee Director, the numerator of which is one and the denominator of which is the total number of installments elected minus the number of installments previously paid.
(b) Deferred RSUs.
(i) Share Account. In the case of a Deferred RSU, the initial number of such notional Shares shall be the number of Shares covered by the portion of the corresponding RSU grant that is deferred pursuant to the applicable Election Form. Each Deferral shall be allocated to a separate bookkeeping account (a “Share Account”) established and maintained by the Company to record the number of Shares in which such Deferral is notionally invested.
(ii) Share Account Distribution. The balance in a Non-Employee Director’s Share Account shall be settled in the number of actual Shares equal to the whole number of Deferred RSUs in the Non-Employee Director’s Share Account, with any such settlement to occur as soon as practicable following the applicable settlement date, but in no event more than 45 days after such payment date. If annual installments are elected, the whole number of Shares in the first payment shall be a fraction of the number of Deferred RSUs in the Non-Employee Director’s Share Account as of December 31st of the year preceding such payment, the numerator of which is one and the denominator of which is the total number of annual installments elected. The whole number of Shares in each subsequent payment shall be a fraction of the Deferred RSUs in the Non-Employee Director’s Share Account as of December 31st of the year preceding each subsequent payment, the numerator of which is one and the denominator of which is the total number of installments elected minus the number of installments previously paid. Cash payments in lieu of fractional Shares issuable in respect of fractional Deferred RSUs, if applicable, shall be made with the last payment.
(iii) Dividend Equivalent Payment.
(A)Subject to subsection (B) below, with respect to the period beginning on the Deferral Date applicable to a Non-Employee Director’s Deferred RSUs and ending on the distribution date applicable to such Deferred RSUs, such Non-Employee Director shall receive a cash payment with respect to any cash dividend that would have been paid on a number of outstanding Shares equal to the number of Deferred RSUs credited to the applicable Share Account as of the applicable dividend record date. Each such payment shall be made on the date on which the applicable dividend is paid to holders of Shares generally or such other date as is determined by the Committee.
(B)Effective as of January 1, 2026, with respect to the period beginning on the Deferral Date applicable to a Non-Employee Director’s Deferred RSUs and ending on the distribution date applicable to such Deferred RSUs, (x) such Non-Employee Director’s Investment Account shall be credited with a Dividend Equivalent with respect to any cash dividend that would have been paid on a number of outstanding Shares equal to the number of Deferred RSUs credited to the applicable Share Account as of the applicable dividend record date occurring on or after January 1, 2026 and (y) such Non-Employee Director’s Share Account shall be credited with a Dividend Equivalent with respect to any share-based dividend that would have been paid on a number of outstanding Shares equal to the number of Deferred RSUs credited to the applicable Share Account as of the applicable dividend record date occurring on or after January 1, 2026. In addition, a Non-Employee Director’s Investment Account and/or Share Account, as applicable, shall be credited with any Dividend Equivalents which accrued with respect to a Deferred RSU during the period beginning on the grant date of such Deferred RSU and ending on the applicable Deferral Date occurring on or after January 1, 2026 (with any cash dividends being credited to the applicable Investment Account and any share-based dividends being credited to the applicable Share Account). Any Dividend Equivalents credited pursuant to the foregoing provisions of this section shall be paid, without interest, in the same form (cash, Shares or other property) in which such corresponding dividend is paid to holders of Shares generally, unless otherwise determined by the Committee, in accordance with the same settlement schedule as applicable to the corresponding Deferred RSU.
(iv) Adjustment to Share Account. In the event that the Committee shall determine that any dividend or other distribution (whether in the form of cash, Shares or other securities), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event constitutes an equity restructuring transaction, as that term is defined in Accounting Standards Codification Topic 718 (or any successor thereto), or otherwise affects the Shares, then the Committee shall adjust the number and type of securities or other property (including cash) payable with respect to outstanding Deferred RSUs in a manner that is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.
SECTION 6. General Provisions Applicable to Deferrals.
(a) Except as provided by the Committee, no Deferral and no right under any Deferral, shall be assignable, alienable, saleable or transferable by a Non-Employee Director otherwise than by will or by the laws of descent and distribution; provided, however, that, if so determined by the Committee, a Non-Employee Director may, in the manner established by the Committee, designate a beneficiary or beneficiaries to exercise the rights of the Non-Employee Director with respect to a Deferral on the death of the Non-Employee Director. Each Deferral, and each right under any Deferral, shall be exercisable, during the Non-Employee Director’s lifetime, only by the Non-Employee Director or, if permissible under applicable law, by the Non-Employee Director’s guardian or legal representative. No Deferral, and no right under any Deferral, may be pledged, alienated, attached or otherwise encumbered, and any purported pledge, alienation, attachment or encumbrance thereof shall be void and unenforceable against the Company or any Affiliate.
(b) All Shares or other securities delivered under the Plan shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange on which such Shares or other securities are then listed, and any applicable federal, state or local securities laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.
SECTION 7. Amendments and Termination.
(a) The Committee, in its sole discretion, may amend, suspend or discontinue the Plan or any Deferral at any time; provided that no such amendment, suspension or discontinuance shall reduce the accrued benefit of any Non-Employee Director except to the extent necessary to comply with any provision of federal, state or other applicable law. The Committee further has the right, without a Non-Employee Director’s consent, to amend or modify the terms of the Plan and such Non-Employee Director’s Deferrals to the extent that the Committee deems it necessary to avoid adverse or unintended tax consequences to such Non-Employee Director under Section 409A.
(b) The Board, in its sole discretion, may terminate the Plan at any time, as long as such termination complies with then applicable tax and other requirements. Distributions of Accounts outstanding under the Plan as of the date on which the Plan is terminated will be made in a lump sum payment 12 months after such termination, unless the right to receive a distribution in accordance with the terms of the Plan would occur before the end of such 12-month period, in which case distributions will be made in accordance with the terms of the Plan and the Non-Employee Directors Election Form.
(c) Such other changes to Deferrals shall be permitted and honored under the Plan to the extent authorized by the Committee and consistent with Section 409A.
SECTION 8. Miscellaneous.
(a) No Rights to Participation. No Non-Employee Director or other Person shall have any claim to be entitled to make a deferral under the Plan, and there is no obligation for uniformity of treatment of Non-Employee Directors or beneficiaries under the Plan. The terms and conditions of deferrals under the Plan need not be the same with respect to each Non-Employee Director.
(b) Withholding. To the extent required by applicable law, the Company or any Affiliate shall be authorized to withhold from any Deferral or distribution the amount (in cash, notional shares, Shares or other securities) of taxes required or permitted to be withheld (up to the maximum statutory tax rate in the relevant jurisdiction) in respect of such Deferral and to take such other action as may be necessary or appropriate in the opinion of the Company or Affiliate to satisfy withholding taxes.
(c) No Limit on Other Compensation Arrangements. Nothing contained in the Plan shall prevent the Company or any Affiliate from adopting or continuing in effect other or additional compensation arrangements, and such arrangements may be either generally applicable or applicable only in specific cases.
(d) No Right to Continued Service. The opportunity to make a Deferral under the Plan shall not be construed as giving a Non-Employee Director the right to be retained in the service of the Board or the Company. A Non-Employee Director’s Deferral under the Plan is not intended to confer any rights on such Non-Employee Director except as set forth in the Plan. The Company expressly reserves the right at any time to replace or not to renominate a Non-Employee Director without any liability for any claim against the Company for any payment or distribution except to the extent provided for in the Plan.
(e) Conditions upon Issuance of Shares. Shares shall not be issued pursuant to the Plan unless the issuance and delivery of such shares pursuant hereto shall comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the Shares may then be listed.
(f) Rights as a Stockholder. A Non-Employee Director will have no rights as a stockholder unless and until Shares are issued hereunder and such Non-Employee Director becomes the holder of record of such Shares.
(g) Governing Law. The validity, construction and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Delaware and applicable federal law without regard to conflict of law.
(h) Severability. If any provision of the Plan or any Election Form is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction, or as to any Person, or would disqualify the Plan or any Deferral under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or such Deferral, such provision shall be stricken as to such jurisdiction, Person or Deferral, and the remainder of the Plan and such Election Form shall remain in full force and effect.

(i) Unfunded Status of the Plan. The Plan is unfunded. The Plan, together with the applicable Election Form, shall represent at all times an unfunded and unsecured contractual obligation of the Company. Each Non-Employee Director and beneficiary will be an unsecured creditor of the Company with respect to all obligations owed to them under the Plan. No Non-Employee Director or beneficiary will have any interest in any fund or in any specific asset of the Company of any kind, nor shall any Non-Employee Director or beneficiary or any other Person have any right to receive any payment or distribution under the Plan except as, and to the extent, expressly provided in the Plan and the applicable Election Form. Any reserve or other asset that the Company may establish or acquire to assure itself of the funds to provide payments required under the Plan shall not serve in any way as security to any Non-Employee Director or beneficiary for the Company’s performance under the Plan and shall at all times be subject to the claims of creditors.
(j) Headings. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.
(k) Indemnification. Subject to requirements of Delaware State law, each individual who is or shall have been a member of the Committee, or a Person to whom authority was delegated in accordance with Section 2(b), shall be indemnified and held harmless by the Company against and from any loss, cost, liability or expense that may be imposed on or reasonably incurred by him or her in connection with or resulting from any claim, action, suit or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan (but not as a participant in the Plan) and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit or proceeding against him or her; provided that he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf, unless such loss, cost, liability or expense is a result of his or her own willful misconduct or except as expressly provided by statute. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such individuals may be entitled under the Company’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.
(l) Section 409A of the Code. The terms and conditions of the Plan are intended to comply (and shall be interpreted in accordance) with Section 409A. For purposes of this Plan, “Separation from Service” shall mean a “separation from service,” as defined in Section 409A. No action shall be taken under the Plan that will cause any Account to fail to comply in any respect with Section 409A without the written consent of the Non-Employee Director. Any adjustments to Shares pursuant to Section 5(b)(iv) above shall be made (i) in compliance with the requirements of Section 409A and (ii) in such a manner as to ensure that after such adjustment to the Shares, the Plan and the Deferrals still comply with the requirements of Section 409A.
(m) Effective Date of the Plan. The Plan shall be effective as of May 29, 2025.